UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2008

ACTUANT CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

13000 West Silver Spring Drive

Butler, Wisconsin 53007

Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (414) 352-4160

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 10, 2008, Actuant Corporation (the “Company” or “Actuant,”) entered into a Second Amended and Restated Credit Agreement among the Company, the foreign subsidiary borrowers party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and Wells Fargo Bank, N.A., as Syndication Agents, and M&I Marshall & Ilsley Bank and U.S. Bank National Association, as Documentation Agents. This Second Amended and Restated Credit Agreement (the “Second Amended and Restated Senior Credit Facility”) amended the Company’s outstanding first amended and restated senior credit facility.

The Second Amended and Restated Senior Credit Facility provides for a $400 million revolving credit facility and a $115 million term loan. At closing the Company had outstanding $216 million of revolving loans, of which $130 million initially bears interest at LIBOR plus 2.5% per annum and $86 million of which initially bears interest at the floating base rate plus 1.25% per annum. The $115 million term loan initially bears interest at LIBOR plus 2.5% and will be repaid in quarterly installments starting on March 31, 2009. In connection with entering into the Second Amended and Restated Senior Credit Facility, the Company incurred approximately $5 million of debt issuance costs, which will be amortized over the three year period of the loans. Both the revolving credit facility and the term loan will mature in November 2011.

The Company used the proceeds of the new term loan and the new revolving loans to repay prior term loans and revolving loans under the Company’s outstanding first amended and restated senior credit facility and to pay related transaction expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under “Item 1.01 Entry into a Material Definitive Agreement” is hereby incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment and Retirement of Directors.

Gurminder S. Bedi was appointed to the Company’s Board of Directors (the “Board”), effective November 7, 2008. Mr. Bedi is a retired executive from Ford Motor Company (“Ford”) where he had served as Vice-President, North America Truck from 1997-2001. He joined Ford in 1971 and held numerous positions of increasing responsibility including President of Ford’s Argentina-Brazil Operations. Mr. Bedi currently serves as a director of Compuware Corporation (Nasdaq: CPWR) and KEMET Corporation (NYSE: KEM).

William P. Sovey and Larry D. Yost will be retiring from the Board at the Company’s Annual Meeting of Shareholders in January 2009.

A copy of the press release announcing the appointment of Mr. Bedi and the retirement of Messrs. Sovey and Yost is attached as Exhibit 99.1.

2009 Annual Cash Incentive Plan.

On November 6, 2008, the Compensation Committee (the “Committee”) of the Board established the following management fiscal 2009 annual cash incentive awards under the Actuant Corporation Executive Officer Bonus Plan:

The fiscal 2009 annual cash incentive awards are based on year-over-year improvement in Combined Management Measure (CMM), and a financial or operational metric (MBO Metric) to be established. The fiscal 2009 annual cash incentive awards for corporate executives (Arzbaecher, Goldstein and Lampereur) will be based on year-over-year improvement in Actuant’s Consolidated CMM (90%) and MBO Metric (10%). The fiscal 2009 annual cash incentive plan for segment leaders (Blackmore) will be based on year-over-year improvement in Segment CMM (70%), year-over-year improvement in Actuant’s Consolidated CMM (20%) and MBO Metric (10%).

Supporting Definitions:

Consolidated CMM = Net earnings before interest, taxes, minority interest and amortization, less the Carrying Charge.

Carrying Charge = [20% x (debt + shareholders’ equity + accumulated amortization of intangible assets – cash – gross intangibles – gross goodwill + deferred tax liabilities)] + [ 12% x (gross intangibles + gross goodwill – deferred tax liabilities)]

Segment CMM = Operating Profit (before amortization) less an asset carrying charge equal to 20% of Segment Net Assets Employed.

Segment Net Assets Employed = Net accounts receivable + net inventory + prepaid assets + net fixed assets + other long-term assets (excluding intangible assets) – accounts payable – accrued compensation and benefits – accrued current liabilities.

Both Consolidated and Segment CMM are calculated on a constant currency basis.

Annual Cash Incentive Targets:

Actual cash incentive payments can range from 0% to 250% of the target incentive based on actual performance. The following table sets forth the annual cash incentive opportunities for the Named Executive Officers for fiscal 2009:

Name	Functional Area	Threshold	Target	Maximum
Robert C. Arzbaecher	Chief Executive Officer	$-0-	$850,000	$2,125,000
William S. Blackmore	Executive VP – Actuation Systems and Engineered Products	$-0-	$220,000	$550,000

Mark E. Goldstein	Executive VP & COO	$-0-	$367,500	$918,750
Andrew G. Lampereur	Executive VP & CFO	$-0-	$246,000	$615,000

Item 9.01	Financial Statements and Exhibits.

Exhibit 99.1	Press Release of Actuant Corporation dated November 7, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTUANT CORPORATION

Date: November 13, 2008
/s/ Andrew G. Lampereur
Name: Andrew G. Lampereur Title: Executive Vice President and Chief Financial Officer